Exhibit 4.35

Power of Attorney

Between

Zheng Yeqing

And

Guangzhou Xuetao Enterprise Management Co., Ltd.

And

Xiaopeng Automobile Sales Co., Ltd.

And

Guangdong Intelligent Insurance Agency Co., Ltd.

In relation to Guangdong Intelligent Insurance Agency Co., Ltd.

January 31, 2024

Power of Attorney

This Power of Attorney (“Agreement”) is made by the following parties on January 31, 2024 (“Execution Date”):

1.	Guangdong Intelligent Insurance Agency Co., Ltd. (the “Company”)

Registered address: Room 2222, No. 29, Middle Huan Shi Avenue, Nansha District, Guangzhou

Unified social credit code: 91370202664509184D

Legal representative: Feng Jie

2.	Guangzhou Xuetao Enterprise Management Co., Ltd. (“Xuetao Company”, the nominee shareholder of the Company, together with Zheng Yeqing as “Existing Shareholders”)

Registered address: Room 1262, No.2 Liangma 1st Street, Xiaowu Village, Dongchong Town, Nansha District, Guangzhou (for office only)

Unified social credit code: 91440115MABPJG4F53

Legal representative: Zhao Dawu

3.	Zheng Yeqing (the nominee shareholder of Xuetao Company, together with Xuetao Company as the “Existing Shareholders”);

Address: [REDACTED]

ID Card No.: [REDACTED]

4.	Xiaopeng Automobile Sales Co., Ltd.(“Xiaopeng Auto”).

Registered address: Room 108, No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou (for office only, not for factory)

Unified social credit code: 91440101MA5ANXEF2F

Legal representative: Han Jian

Each of the above parties is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.

Xuetao Company is the sole shareholder of the Company as of the Execution Date and hold 100% of the equity of the Company. Zheng Yeqing is the sole shareholder of Xuetao Company as of the Execution Date and hold 100% of the equity of Xuetao Company.

2.

The Existing Shareholders intend to entrust the person designated by Xiaopeng Auto to exercise their voting powers and decision-making powers in the Company, and Xiaopeng Auto intends to designate the person to accept the entrustment.

Now, therefore, the Parties agree as follows upon consensus through negotiation:

1.	Grant of Proxy Powers

1.1

The Existing Shareholders hereby irrevocably undertake that they will sign respectively the power of attorney in the substance and format set forth in Exhibit 1 and Exhibit 2 attached hereto after execution of this Agreement, to authorize any director or successor of director (including the liquidator replacing the director or successor, but excluding any no-independent person or any person having conflicting interests, and for the avoidance of any doubt, further excluding the Existing Shareholders and any “associate” thereof as defined in the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) of Xiaopeng Auto or of any direct or indirect shareholder designated by Xiaopeng Auto (“Proxy”) to exercise, on behalf of the Existing Shareholders, the following powers (collectively, the “Powers”) of the Existing Shareholders as the shareholders of the Company according to the current articles of association of the Company:

(a)	Proposing, as the proxy of the Exiting Shareholders, to convene and attending meetings of the shareholders of the Company in accordance with the articles of association of the Company;

(b)

Exercising the voting powers and decision-making powers on all matters to be discussed and resolved by the shareholders on behalf of the Existing Shareholders, signing the meeting minutes and preparing the signed resolutions, including but not limited to the following: nominating and electing the Company’s directors, supervisors and other officers to be appointed and removed by shareholders; disposing of the Company’s assets; amending the Company’s articles of association; dissolving or liquidating the Company, forming a liquidation group on behalf of the Existing Shareholders and exercising the powers and functions enjoyed by the liquidation group during the liquidation period in accordance with the law;

(c)	Delivering, as the agent of the Existing Shareholders, any required documents to the relevant company registrar or other relevant authority;

(d)

Any shareholder’s rights and other shareholder’s voting powers specified in the applicable PRC laws and regulations and the articles of association of the Company (including any other shareholder’s rights or shareholder’s voting powers specified in amended the articles of association of the Company);

(e)

Subject to the item (b) hereof, when the Existing Shareholders transfer their equity in the Company, agreeing to the transfer of the Company’s assets, reducing their capital contribution to the Company, or accepting the additional capital contribution by Xiaopeng Auto to the Company according to the Exclusive Option Agreement signed by the Existing Shareholders on the Execution Date, signing relevant equity transfer agreement, asset transfer agreement (if applicable), capital reduction agreement, capital increase agreement, shareholders’ decision and other relevant documents, and completing the governmental approval, registration, filing and other procedures required for such transfer, capital reduction or capital increase, on behalf of the Existing Shareholders; and

(f)

Subject to the PRC laws and regulations and the articles of association of the Company, instructing the directors and officers of the Company to act in accordance with the instructions of Xiaopeng Auto and its designees.

Provided that Xiaopeng Auto agrees to the above authorization of Powers. When and only if Xiaopeng Auto issues to the Existing Shareholders a written notice of removing or replacing the Proxy, the Existing Shareholders shall immediately entrust other persons designated then by Xiaopeng Auto to exercise the above Powers. The new authorization shall supersede the original one immediately after it is made. Except the foregoing, the Existing Shareholders shall not revoke any authorization to or Powers of the Proxy.

1.2

The Proxy shall perform his/her duties diligently and carefully to the extent of the Powers hereunder. The Existing Shareholders shall acknowledge and assume corresponding liabilities for any legal consequences of exercising the above Powers by the Proxy.

1.3	The Existing Shareholders hereby acknowledge that the Proxy is not required to seek for opinions of the Existing Shareholders when exercising the above Powers.

2.	Right of Information

2.1

The Proxy has the right to know relevant information of the operation, business, client, finance, employee, etc. of the Company, and consult relevant documents of the Company, to exercise the Powers. The Company and the Existing Shareholders shall provide full cooperation.

3.	Exercise of the Powers

3.1

The Existing Shareholders shall provide full assistance for the Proxy to exercise the Powers, including prompt signing of the shareholders’ decision made by the Proxy or other related legal documents when necessary (for example, to meet the requirements of the government authority on submitting documents for approval, registration, and filing).

3.2

If it is unable to grant or exercise the Powers due to any reason (except the breach of the Existing Shareholders or the Company) at any time during the term of this Agreement, the Parties shall immediately seek an alternative closed to the unachievable provisions, and enter into a supplemental agreement when necessary to amend or adjust the provisions, to ensure the purpose of this Agreement can be achieved.

4.	Exemption of Liability and Indemnification

4.1

The Parties acknowledge that in no event will Xiaopeng Auto be liable in any way to other Parties or any third party or make any economic or other compensation with respect to the exercise by the person designated by it of the Powers.

4.2

The Existing Shareholders and the Company agree to indemnify Xiaopeng Auto and hold Xiaopeng Auto harmless from all losses Xiaopeng Auto suffers or may suffer from the exercise by the Proxy of the Powers, including but not limited to any losses arising from any litigation, demand, arbitration, claim or assertion of rights by any third party, or any administrative investigation or penalty by any government authority, except for any loss caused by the intentional misconduct or gross negligence of the Proxy.

5.	Representations and Warranties

5.1	The Existing Shareholders hereby represent and warrant that:

(a)

Guangzhou Xuetao Enterprise Management Co., Ltd. is a limited liability company duly established and validly existing under the PRC Laws who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

(b)

Zheng Yeqing is a natural person of full capacity for civil acts according to the PRC Laws, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

(c)

The Company is a limited liability company duly established and validly existing under the PRC Laws who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

(d)

The Existing Shareholders have full power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereunder and to be executed, and have full power and authority to complete the transaction contemplated hereunder. This Agreement is executed and delivered by them legally and properly, constitutes legal and binding obligations of them, and is enforceable against them according to its terms.

(e)

Guangzhou Xuetao Enterprise Management Co., Ltd. is the registered legal owner of the Company when this Agreement becomes effective, and there are not any third party’s rights over the Powers, except for the rights created under this Agreement, and the Equity Interest Pledge Agreement and the Exclusive Option Agreement dated on January 31, 2024 between the Existing Shareholders, the Company, and Xiaopeng Auto. According to this Agreement, the Proxy can fully and completely exercise the Powers under the current articles of association of the Company.

(f)	The Existing Shareholders shall not make any proposal, claim or request to amend, modify, terminate or otherwise change the articles of association of the Company, without consent of Xiaopeng Auto.

5.2

The Existing Shareholders hereby irrevocably undertake to Xiaopeng Auto that they will immediately, without any delay, notify Xiaopeng Auto of any circumstance that the equity held directly or indirectly by them in the Company may be transferred to any third party other than Xiaopeng Auto or its designated individual or entity due to any applicable law, the decision or award of any court or arbitrator, or any other reasons, once they know or should have known such circumstance.

5.3	Xiaopeng Auto and the Company hereby severally but not jointly represent and warrant that:

(a)

It is a limited liability company duly established and validly existing under the PRC Laws who has separate legal personality, has full and separate legal status and capacity to execute, deliver and perform this Agreement, and can sue and be sued independently.

(b)

It has full internal corporate power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereunder and to be executed, and has full power and authority to complete the transaction contemplated hereunder.

5.4	The Company further represents and warrants that:

(a)

Guangzhou Xuetao Enterprise Management Co., Ltd. is the registered legal owner of the Company when this Agreement becomes effective, and there are not any third party’s rights over the Powers, except for the rights created under this Agreement, the Equity Interest Pledge Agreement and the Exclusive Option Agreement entered into between the Existing Shareholders, the Company and Xiaopeng Auto on January 31, 2024. According to this Agreement, the Proxy can fully and completely exercise the Powers according to the current articles of association of the Company.

5.5

The Company hereby irrevocably undertakes to Xiaopeng Auto that it will immediately, without any delay, notify Xiaopeng Auto of any circumstance that the equity held directly and/or indirectly by the Existing Shareholders in the Company may be transferred to any third party other than Xiaopeng Auto or the individual or entity designated by Xiaopeng Auto due to any applicable law, the decision or award of any court or arbitrator, or any other reasons, once it knows or should have known such circumstance.

6.	Term of Agreement

6.1

Subject to Article 6.2 and Article 6.3 hereof, this Agreement is formed and effective when it is officially signed by the Parties. This Agreement shall be valid for twenty (20) years, unless the Parties terminate it in writing in advance, or this Agreement is early terminated according to Article 9.1 hereof. This Agreement shall renew for one (1) year automatically when its original term or renewal term expires, unless Xiaopeng Auto notifies the other Parties thirty (30) days in advance that this Agreement will not be renewed.

6.2

Where the business period of the Company or Xiaopeng Auto expires and no approval or registration formalities on extension of the business period is gone through, this Agreement shall terminate when the business period of the Company or Xiaopeng Auto expires.

6.3

If the Existing Shareholders transfer the whole equity in the Company held by them directly and/or indirectly upon prior consent of Xiaopeng Auto, or no longer hold any equity in the Company directly and/or indirectly after reduction of the Company’s capital, they will no longer be the Parties to this Agreement (subject, however, to Articles 4, 5.1, 6, 7, 8, 9, and 10) and this Agreement shall terminate when the Existing Shareholders have completed relevant obligations of assistance hereunder, all required documents have been properly signed, and relevant internal corporate procedure of the Company and the approval, registration, filing and other procedure of the government have been completed.

7.	Notice

7.1	Any notice, request, demand or other communication required by or made under this Agreement shall be in writing and sent to relevant Parties.

7.2

Where the above notice or other communication is sent by fax or email, it will be deemed delivered when it is sent. Where the above notice or other communication is sent by personal delivery, it will be deemed delivered when it is submitted in person. Where the above notice or other communication is sent by mail, it will be deemed delivered two (2) days after it is posted.

8.	Confidentiality Obligations

8.1

Each Party shall keep strict confidential the business secrets, proprietary information, client information and other confidential information of the other Party obtained during the execution and performance of this Agreement (“Confidential Information”) regardless of whether this Agreement has been terminated. The receiving Party shall not disclose any Confidential Information to any third party, except upon prior written consent of the disclosing Party or as required by applicable laws and regulations or the rules of the jurisdiction where the affiliate of a Party is listed. The receiving Party shall not use directly or indirectly any Confidential Information except for purpose of performing this Agreement.

8.2	The Parties acknowledge that the following information is not Confidential Information:

(a)	The information obtained by the receiving Party by legal means before the disclosure, which is evidenced by written proof;

(b)	The information that has entered public domain not through the fault of the receiving Party; or

(c)	The information obtained by the receiving Party legally through other channel after receiving the information from the disclosing Party.

8.3

The receiving Party may disclose the Confidential Information to its relevant employees, agents or any engaged professionals, provided that it shall ensure such persons to comply with relevant terms and conditions of this Agreement and shall assume any liability arising from the breach by such persons of relevant terms and conditions of this Agreement.

8.4	Notwithstanding any other provisions hereof, this Article 8 shall survive the termination of this Agreement.

9.	Liabilities for Breach of Contract

9.1

The Parties agree and acknowledge that if either Party (“Breaching Party”) materially breaches any provision hereunder, or fails or delays to perform any material obligation hereunder, it will constitute a breach of this Agreement (“Breach”), and each of the other Parties (“Non-breaching Parties”) has the right to request the Breaching Party to correct or take remedial measures within a reasonable period. If the Breaching Party fails to do so within a reasonable period or ten (10) days after the Non-breaching Parties give a written notice requesting correction, then:

(a)	If the Existing Shareholders or the Company breaches, Xiaopeng Auto has the right to terminate this Agreement and request the Breaching Parties (/Party) to compensate any damages;

(b)

If Xiaopeng Auto breaches, the Non-breaching Parties have the right to request the Breaching Party to compensate damages, provided, however, that the Non-breaching Parties have no right to terminate or rescind this Agreement, unless the laws provide otherwise mandatorily.

For purpose of this Article 9.1, the Company and the Existing Shareholders further acknowledge and agree that their breach of Article 5 hereof will constitute a material breach of this Agreement.

9.2	Notwithstanding any other provisions hereof, this Article 9 shall survive the suspension or termination of this Agreement.

10.	Miscellaneous

10.1

This Agreement is written in Chinese. This Agreement is made in five (5) counterparts, with the Company holding one (1) counterpart, one (1) counterpart filed with the government authority for approval/registration, and the remaining counterparts maintained by Xiaopeng Auto.

10.2	The conclusion, validity, interpretation and dispute resolution of this Agreement shall be governed by the PRC Laws.

10.3	Dispute Resolution

(a)

Any dispute arising from or relating to this Agreement shall be resolved first through the friendly negotiation between the Parties. If negotiation fails, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration according to the arbitration rules of the Commission effective at the time of submission. The arbitration will be carried out in Shenzhen. The arbitration award is final and binding upon relevant Parties. Unless the arbitration award decides otherwise, the arbitration cost shall be borne by the losing Party. The losing Party shall further reimburse the winning Party’s attorney fee and other expenses.

(b)	During the period of dispute resolution, the Parties shall continue to perform other provisions of this Agreement except for the disputed matter.

(c)

The Parties hereby specifically recognize and undertake that, subject to the provisions of the PRC laws, the arbitrator shall have the right to make appropriate awards in the light of the actual circumstances to grant appropriate legal remedies to the Xiaopeng Auto, including, without limitation, restricting the business operation of the Company, imposing restrictions and/or making disposals (including, without limitation, by way of compensation), prohibiting the transfer or disposal, or granting other relevant remedies in respect of the equity interests or assets of the Company (including land assets), liquidating the Company, etc. The Parties shall perform such awards.

(d)

The Parties hereby specifically recognize and undertake that, subject to the provisions of the PRC laws, a court of competent jurisdiction shall, at the request of one of the disputing Parties, have the right, before the constitution of the arbitral tribunal or in other appropriate cases permitted by the law, to issue a decision or judgment providing provisional relief to one of the disputing Parties as a measure of property preservation or enforcement, such as a decision or judgment to detain or freeze the property of the breaching Party or the equity interests in the Company. Such rights of a disputing Party and the judgment or decision of the court thereon shall not affect the validity of the said arbitration clause agreed upon by the Parties.

(e)	After the entry into force of the arbitral award, either Party shall have the right to apply to a court of competent jurisdiction for the enforcement of the arbitral award.

(f)

The Parties agree that the competent court in the following places shall be deemed to have jurisdiction for the purposes of this Article: (1) the Hong Kong Special Administrative Region; (2) the place of incorporation of XPeng Inc.; (3) the place of incorporation of the Company (i.e., Guangzhou); and (4) the place where the principal assets of XPeng Inc. or the Company are situated.

10.4

Any rights, powers and remedies granted to either Party under any provision of this Agreement shall not preclude any other rights, powers or remedies granted to the Party under laws or other provisions hereof. No exercise by either Party of its rights, powers or remedies will preclude the exercise by the Party of other rights, powers or remedies.

10.5

No failure or delay to exercise by either Party of its rights, powers or remedies under this Agreement or laws (“Party’s Rights”) will constitute waiver of such rights, and no single or partial waiver of the Party’s Rights will preclude exercise by the Party of such rights in other way or of other rights.

10.6	The headings hereof are inserted for reference only, and shall not be used for or affect the interpretation of any provisions hereof.

10.7

The provisions hereof are severable and independent from other provisions. If any or several provisions hereof are decided invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions hereof shall not be affected.

10.8

If The Stock Exchange of Hong Kong Limited or any other regulatory body proposes any changes to this Agreement, or if there are any changes to the rules governing the listing of securities on The Stock Exchange of Hong Kong Limited or related requirements in relation to this Agreement, the Parties shall amend this Agreement accordingly.

10.9

This Agreement, once signed, shall supersede any other legal documents signed by the Parties with respect to the same subject matter. Any amendment or supplement to this Agreement must be made in writing, and shall become effective after the Parties properly sign it, except that Xiaopeng Auto transfers its rights hereunder according to Article 10.9.

10.10

Without prior written consent of Xiaopeng Auto, the other Parties shall not transfer its right and/or obligation hereunder to any third party. The other Parties agree that without their written consent, Xiaopeng Auto has the right to transfer any right and/or obligation hereunder to any third party, provided that a written notice shall be given to the other Parties.

10.11

This Agreement shall bind and inure to the benefit of the legal assigns and successors of the Parties. The Existing Shareholders warrant to Xiaopeng Auto that they have taken all proper measures and signed all required documents so that when they go into bankruptcy, are liquidated, or suffer other circumstance that may affect their exercise of their equity, their legal assigns, successors, heirs, liquidators, administrators, creditors and other persons who may obtain the equity interest in the Company or relevant rights shall not affect or prevent performance of this Agreement. For this purpose, the Existing Shareholders and the Company shall promptly sign all other documents and take all other actions (including but not limited to notarizing this Agreement) required by Xiaopeng Auto.

[The remainder of this page is intentionally left blank. Signature page follows.]

[Signature page of the Power of Attorney]

Guangzhou Xuetao Enterprise Management Co., Ltd. (seal)

Legal representative: Zhao Dawu

Signature: /s/ Zhao Dawu

[Signature page of the Power of Attorney]

Xiaopeng Automobile Sales Co., Ltd. (seal)

Legal representative: Han Jian

Signature: /s/ Han Jian

[Signature page of the Power of Attorney]

Guangdong Intelligent Insurance Agency Co., Ltd. (seal)

Legal representative: Feng Jie

Signature: /s/ Feng Jie

[Signature page of the Power of Attorney]

Zheng Yeqing

Signature: /s/ Zheng Yeqing

Exhibit 1:

Power of Attorney

This power of attorney (“POA”) is signed by Guangzhou Xuetao Enterprise Management Co., Ltd. (“we”) on [•] and issued to _______________ (ID Card No.:     ) (“Proxy”).

We hereby grant to the Proxy a general authority to act as our agent and exercise, in our name, the following powers, as a shareholder of Guangdong Intelligent Insurance Agency Co., Ltd. (“Company”):

(1)

Exercising the voting powers and decision-making powers on all matters to be decided by the shareholders on our behalf, including but not limited to nominating and appointing directors of the Company and other officers to be appointed and removed by shareholders;

(2)

Exercising, as our agent, other shareholder’s voting powers specified in the articles of association of the Company (including any other shareholder’s voting powers specified in amended the articles of association of the Company); and

(3)

When we transfer our equity in the Company, agreeing to the transfer of the Company’s assets, reducing my capital contribution to the Company, or accepting the additional capital contribution by Xiaopeng Automobile Sales Co., Ltd. (“Xiaopeng Auto”) to the Company according to the Exclusive Option Agreement signed on the execution date of this Agreement, signing, as our agent, relevant equity transfer agreement, asset transfer agreement (if applicable), capital reduction agreement, capital increase agreement, shareholders’ decision and other relevant documents, and completing the governmental approval, registration, filing and other procedures required for such transfer, capital reduction or capital increase.

We hereby irrevocably acknowledge that unless Xiaopeng Auto issues an instruction to us requesting replacement of the Proxy, the POA shall remain valid until the Power of Attorney entered into between Zheng Yeqing, Xiaopeng Auto, the Company and us on [•] expires or terminates early.

[No text below.]

Signature of the shareholder:

Guangzhou Xuetao Enterprise Management Co., Ltd. (seal)

Authorized representative: Zhao Dawu (signature: /s/ Zhao Dawu)

Date:

Exhibit 2:

Power of Attorney

This power of attorney (“POA”) is signed by Zheng Yeqing on [•] and issued to _______________ (ID Card No.     ) (“Proxy”).

I hereby grant to the Proxy a general authority to act as my agent and exercise, in my name, the following powers enjoyed by me through indirectly holding the equity of Guangdong Intelligent Insurance Agency Co., Ltd. (“Company”) via Guangzhou Xuetao Enterprise Management Co., Ltd.:

(1)

Exercising the voting powers and decision-making powers on all matters to be decided by the shareholders on my behalf, including but not limited to nominating and appointing directors of the Company and other officers to be appointed and removed by shareholders;

(2)

Exercising, as my agent, other shareholder’s voting powers specified in the articles of association of the Company (including any other shareholder’s voting powers specified in amended the articles of association of the Company); and

(3)

When I transfer the equity in the Company indirectly held by me through Guangzhou Xuetao Enterprise Management Co., Ltd., agreeing to the transfer of the Company’s assets, reducing my capital contribution to the Company, or accepting the additional capital contribution by Xiaopeng Automobile Sales Co., Ltd. (“Xiaopeng Auto”) to the Company according to the Exclusive Option Agreement signed on the execution date of this Agreement, signing, as my agent, relevant equity transfer agreement, asset transfer agreement (if applicable), capital reduction agreement, capital increase agreement, shareholders’ decision and other relevant documents, and completing the governmental approval, registration, filing and other procedures required for such transfer, capital reduction or capital increase.

I hereby irrevocably acknowledge that unless Xiaopeng Auto issues an instruction to me requesting replacement of the Proxy, the POA shall remain valid until the Power of Attorney entered into between Xiaopeng Auto, the Company, Guangzhou Xuetao Enterprise Management Co., Ltd. and me on [•] expires or terminates early.

[No text below.]

Signature of the shareholder:

Zheng Yeqing

/s/ Zheng Yeqing

Date: